Exhibit 99.1

Investor Relations Contact:	Media Contact:
Chip Wochomurka	Cindy Wakefield
(615) 614-4493	(615) 614-4862
Chip.Wochomurka@healthways.com	Cindy.Wakefield@healthways.com

HEALTHWAYS APPOINTS VETERAN CHIEF ACCOUNTING OFFICER GLENN HARGREAVES
AS INTERIM CHIEF FINANCIAL OFFICER

NASHVILLE, Tenn.— (November 1, 2016) – Healthways (NASDAQ: HWAY) today announced that Glenn Hargreaves, the Company's longtime Chief Accounting Officer, has been appointed by the Healthways Board of Directors as interim CFO, effective immediately.  Mr. Hargreaves succeeds Robert E. Dries, who resigned as Chief Financial Officer in mutual agreement with the Company.

"On behalf of the Board and the executive leadership team, I thank Bob for his brief service as CFO.  We respect his personal decision to step down, and we wish him well in his future endeavors," said Donato Tramuto, Healthways Chief Executive Officer. "Glenn has extensive experience in financial management, accounting and tax matters, and capital structure construction, including more than eleven years as a member of the Healthways finance team.  We are confident in his ability to serve as our interim CFO. He has demonstrated excellent leadership and management capabilities in the process of building an outstanding finance team with our former CFO, Alfred Lumsdaine, and in leading the complex accounting work associated with the recent carve out of the total population health business. We have since made significant progress executing on our strategy and reorganizing our leadership team to align with our more focused Network Solutions business.  Glenn will ensure we don't skip a beat; the depth of his experience and knowledge are highly valued by the executive leadership team he now joins."

Glenn Hargreaves Biography
Mr. Hargreaves has served in a variety of financial roles throughout his 27-year career. He joined Healthways in 2005, serving initially as Director of Tax before becoming Controller in 2011 and Chief Accounting Officer in 2012.  Prior to joining Healthways, he held tax leadership positions at publicly traded U.S. Oncology and Quorum Health Group, as well as spending five years with KPMG.  Mr. Hargreaves holds both an M.Acc and B.S. degree in Accounting from the University of Tennessee and is a certified public accountant. He will continue to be based in Franklin, Tennessee.

About Healthways
Healthways, Inc., (NASDAQ: HWAY), is a leading provider of fitness and health improvement programs, with strong capabilities in developing and managing network solutions. Through its existing three networks, SilverSneakers® - the nation's leading fitness program for older adults, Prime® Fitness and Physical Medicine, Healthways is focused on targeted population health for those 50 and over. With more than 13.5 million Americans eligible for SilverSneakers, over 10,000 fitness centers in the Prime Fitness Network, and approximately 30 years of clinical and operational expertise in the management of physical medicine benefits including chiropractic services, physical therapy, occupational therapy, speech therapy and complementary alternative medicine (CAM) services, the Company touches millions of consumers across the country and works directly with hundreds of healthcare practitioners and many of the nation's largest payers and employers.

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